Exhibit 10.210

FINAL

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is entered into as of the 30th day of November, 2018 (the “Execution Date”) by and between 2014 HUD MASTER TENANT, LLC, a Georgia limited liability company (“Sublessor”) and SPRINGFIELD SNF, INC., an Ohio corporation (“Sublessee”), for the improved real property described on Exhibit “A-l” (the “Premises”), on which Premises is located that certain 113 bed licensed and 99 bed Medicare and Medicaid certified skilled nursing home facility located at 2000 Villa Road, Springfield, Ohio 45503, including the “Sublessor Personal Property” associated therewith described on Exhibit “A-2” (the Sublessor Personal Property together with the Premises, being collectively the “Facility”). Certain capitalized terms used in this Sublease are defined on Exhibit “B”.

RECITALS

WHEREAS, Sublessor is the tenant under that certain Master Lease Agreement dated as of September 24, 2014, as amended (the “Lease Agreement”) pursuant to which Sublessor leases the Premises from Woodland Manor Property Holdings, LLC, a Georgia limited liability company (the “Landlord”); and

WHEREAS, Sublessor shall remain responsible for all obligations under the Lease Agreement. Sublessor shall exercise best efforts to cause the Landlord to perform its obligations under the Lease Agreement for the benefit of the Sublessee.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Term. The “Term” of this Sublease is the Initial Term of ten (10) years plus the Renewal Terms (if any). A “Sublease Year” is the twelve (12) month period commencing on the Commencement Date (as defined below) and each anniversary thereof during each year of the Term. The “Initial Term” commences on December 1, 2018 (the “Commencement Date”) and ends on November 30, 2028, and may be extended for two (2) separate renewal terms of five (5) years each (each a “Renewal Term”) if: (a) at least one hundred eighty (180) days prior to the end of the Initial Term or the Renewal Term (as applicable), Sublessee delivers to Sublessor the “Renewal Notice” indicating that Sublessee desires to exercise its right to extend this Sublease for the Renewal Term and (b) there is no then uncured Event of Default (i) as of the date Sublessor receives the Renewal Notice (the “Exercise Date”), or (ii) on the last day of the Initial Term or the Renewal Term (as applicable), and (c) corresponding renewal options are exercised for all Affiliated Subleases excluding the facility known as Hearth and Care at Greenfield located in Greenfield, Ohio which sublease will not need to be renewed as a condition to renewal of this Sublease. For purposes hereof, “Termination Date” shall mean the last day of the Initial Term or a Renewal Term (if any) or the earlier date on which this Sublease may be terminated as provided herein.

2.Rent. During the Term, Sublessee shall pay in advance to Sublessor on or before the 1st day of each month the following amounts:

2.1Initial Term Base Rent (“Base Rent”).

2.1.1Months One through Six. During the first six (6) months of the Initial Term, Base Rent shall be equal to $34,000.00 per month.

2.1.2Months Seven through Twelve. During months seven (7) through twelve (12) of the Initial Term, Base Rent per month shall be equal to the greater of: (i) the Calculated Rent or (ii) the Debt Service Rent.

2.1.3Months Thirteen through Thirty six. Commencing on the first day of the second Sublease Year and continuing through months thirty six (36), Base Rent per month shall be equal to the greater of (i) the Calculated Rent or (ii) 115% of the Debt Service Rent.

2.1.4Months Thirty seven through the End of the Initial Term.

Commencing on the first day of month Thirty seven and continuing through the end of month Forty eight of the Initial Term, Base Rent shall be $67,000.00 per month.

Commencing on the first day of the fifth Lease Year of the Initial Term and continuing on the first day of each Lease Year thereafter during the Initial Term, Base Rent for the applicable Lease Year shall increase by the Base Rent Escalator.

2.2Renewal Term Base Rent. During the first Sublease Year of each Renewal Term, Base Rent shall be reset in an amount equal to the Reset Rent. For each Sublease Year thereafter during the applicable Renewal Term, Base Rent shall be equal to the Base Rent paid during the preceding Sublease Year plus the Base Rent Escalator.

2.3Additional Rent. In addition to Base Rent, Sublessee shall pay to Sublessor as additional rent (“Additional Rent”) an amount equal to the monthly payments required to fund escrows for Taxes (as hereinafter defined) pursuant to Section 5.2 to be held, applied, disbursed and/or otherwise spent in accordance with the Facility Mortgage Documents accruing only during the Term of this Sublease. The terms Base Rent and Additional Rent are sometimes collectively referred to as “Rent.”

2.4Absolute Net Sublease. Except with respect to Sublessee’s off-set rights pursuant to Section 2.6 hereof, all Rent payments shall be absolutely net to Sublessor, free of any and all Taxes (as defined below in Section 5), Other Charges (as defined below in Section 5), and operating or other expenses of any kind whatsoever, all of which shall be paid by Sublessee. Sublessee shall at all times during the Term remain obligated under this Sublease without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind, except as set forth in Section 2.6, and Sublessee’s sole right to recover such other damages against Sublessor under this Sublease shall be to prove such damages in a separate action.

2.5Payment Terms. All Rent hereunder shall be paid, at the election of Sublessee, by wire transfer, automated clearing house transfer or direct deposit (in each case as implemented by Sublessee with its financial institution) in accordance with Sublessor’s written wire transfer instructions provided by Sublessor to Sublessee from time to time (but at a minimum of thirty (30) days prior to the payment of Rent), or by direct payment authorization established by Sublessee with its lender to withdraw payments of Rent directly from Sublessee’s account to Sublessor’s designated account.

2.6Off-Set Rights. Notwithstanding any other provision of this Sublease to the contrary, Sublessee may off-set amounts against the Rent arising from any breach, default or failure to pay and/or perform (collectively, the “Indemnity Obligations”) (a) by Sublessor and/or Landlord under this Sublease, including, without limitation, the indemnification obligations hereunder, (b) by Regional Health Properties, Inc., a Georgia corporation (the “Guarantor”) under this Sublease, the Operations Transfer Agreement and/or the Guaranty of Guarantor referred to in the Operations Transfer Agreement (the “Guaranty”) and attached thereto as an exhibit or schedule, including, without limitation, the indemnification and/or other obligations under any of the foregoing documents, and/or (c) by Exiting Operator under the Operations Transfer Agreement, including, without limitation, the indemnification obligations thereunder; provided, however, that such offset right shall not be effective until Sublessee has provided Sublessor written notice of the breach or Indemnity Obligations to which Sublessee is entitled and such breach, default or failure to pay or perform such Indemnity Obligations have not been cured or paid to Sublessee within thirty (30) days thereafter.

2.7Events Prior to Commencement Date and Indemnification. Notwithstanding any provision in this Sublease to the contrary, Sublessee shall not be responsible for any obligations, liabilities, damages, costs, expenses, losses or claims (including but not limited to fees and expenses of counsel to Sublessor or Landlord), whether known or unknown, now existing or arising in the future, arising out of or in connection with the operation of the Facility, the ownership (in fee simple or leasehold) of the Premises, leasing of the Facility or the Premises, violations of any applicable laws or other events to the extent arising as a result of events occurring and conditions existing prior to the Commencement Date with respect to the Facility or the Premises (each, a “Preexisting Event”). Sublessor, Guarantor and Landlord shall, jointly and severally, indemnify, defend and save harmless Sublessee and its successors and assigns (collectively, “Sublessee Indemnitees”) from and against any and all obligations, liabilities, damages, costs, expenses, losses or claims costs, expenses or losses (including fees and expenses of counsel) incurred by Sublessee Indemnitees arising out of or in connection with any Preexisting Event.

3.Security Deposit.

3.1Security Deposit. During the Term, Sublessee shall fund in four (4) installments and maintain a security deposit (the “Security Deposit”) in the following amounts (each, an “Installment”): (i) $34,000.00 on the Commencement Date; (ii) an additional $34,000.00 on the first day of the ninth month of the Initial Term, (iii) an additional $34,000.00 on the first day of the eighteenth month of the Initial Term and (iv) an additional $34,000.00 on the first day of the twenty-fourth month of the Initial Term.

3.2Acceleration of Security Deposit Installment Payments. Notwithstanding the provisions of Section 3.1, if Sublessee fails to meet the required Lease Coverage Ratios set forth in Section 27(a) hereof (without regard to any notice and cure provisions applicable thereto), Sublessee shall pay to Sublessor the next due Installment of the Security Deposit. By way of example, if Sublessee fails to meet the Lease Coverage Ratio for the first full fiscal quarter ended after month 9 of the Initial Term, Sublessee shall pay to Sublessor the third Installment of the Security Deposit in the amount of $34,000.00 otherwise due and payable on the first day of the 18th month of the Initial Term. If an accelerated Installment of the Security Deposit is due and payable hereunder, Sublessee shall make such Installment payment within five (5) business days of written demand by Sublessor.

3.3Payment of Security Deposit. Sublessee may fund the Security Deposit by wire transfer to Sublessor of immediately available funds or through a Letter of Credit.

3.4Application of Security Deposit. Sublessor shall hold the Security Deposit as security for the full and faithful performance of every term, provision, obligation and covenant under this Sublease. If the Security Deposit is paid in immediately available funds, the Security Deposit will be deposited by into an interest-bearing account, which interest shall accrue for the benefit of Sublessee. Subject to the earlier return of the Security Deposit pursuant to the provisions of the Eaglewood ALF Affiliated Sublease (as defined in Exhibit “F” attached hereto, within thirty (30) days of the end of the Initial Term or Renewal Term, as applicable, Sublessor shall return the Security Deposit to Sublessee with all accrued interest. The Security Deposit shall not be considered an advance payment of Rent (or of any other sum payable by Sublessee under this Sublease) or a measure of Sublessor’s damages in case of a default by Sublessee. If the Security Deposit is paid in immediately available funds, Sublessor shall have no obligation to maintain the Security Deposit separate and apart from Sublessor’s general and/or other funds but shall deposit same in a separate bank account in order to track accrued interest and to provide periodic statements thereof to Sublessee at least quarterly within ten (10) days after each calendar quarter. If Sublessee defaults in respect of any of the terms, provisions, covenants and conditions of this Sublease or if there is a default under any Affiliated Sublease, Sublessor may, but shall not be required to, in addition to and not in lieu of any other rights and remedies available to Sublessor, apply all or any part of the Security Deposit and accrued interest to the payment of any such sum in default, or any other sum that Sublessor may reasonably and necessarily expend or be required to expend by reason of such default, including but not limited to, any damages or deficiency in reletting the Premises. Whenever, and as often as, Sublessor has applied any portion of the Security Deposit to cure Sublessee’s default hereunder or under any Affiliated Sublease, Sublessee shall, within ten (10) days after Notice from Sublessor, deposit additional funds or Letters of Credit with Sublessor sufficient to restore the Security Deposit to the full amount then required to be deposited with Sublessor, and Sublessee’s failure to do so shall constitute an Event of Default without any further Notice. If Sublessor transfers or assigns its interest under this Sublease in accordance with the terms hereof, Sublessor shall assign the Security Deposit and accrued interest to the new sublessor and thereafter Sublessor shall have no further liability for the return of the Security Deposit, and Sublessee agrees to look solely to the new sublessor for the return of the Security Deposit. Sublessee agrees that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that Sublessor, its successors and assigns shall return the Security Deposit to the last Sublessee in possession of the Premises at the last address for which Notice has been given by such Sublessee or set forth in this Sublease, or as otherwise directed by Sublessee in writing, and that Sublessor thereafter shall be relieved of any liability therefor, regardless of one or more assignments of this Sublease or any such actual or attempted assignment or encumbrances of the Security Deposit. Notwithstanding any provision to the contrary contained in this Sublease, Landlord and Guarantor, jointly and severally, hereby guaranty in favor of Sublessee the full and indefeasible repayment of the Security Deposit plus all applicable accrued interest thereon.

3.5(Intentionally Omitted].

4.Late Charges. The late payment of Rent will cause Sublessor to lose the use of such money and incur administrative and other expenses not contemplated under this Sublease. While the exact amount of the foregoing is difficult to ascertain, the parties agree that as a reasonable estimate of fair compensation to Sublessor, if Rent is not paid within ten (10) days after the due date for such payment then (a) Sublessee shall thereafter pay to Sublessor on demand a late charge equal to five percent (5%) of such delinquent amounts, and (b) such delinquent amounts shall accrue interest from the due date at the rate of eight percent (8%) per annum (the “Agreed Rate”) until paid in full.

5.Taxes and Other Charges. At the commencement and at the expiration of the Term, all Taxes and Other Charges shall be prorated. Sublessor shall promptly forward to Sublessee and Facility Mortgagee copies of all bills and payment receipts for Taxes or Other Charges received by it to enable payment thereof prior to the imposition of penalties and interest. Sublessee shall not be penalized for delays by Sublessor in the forwarding of such to Sublessee and Facility Mortgagee. Sublessee or Facility Mortgagee (as applicable) shall pay and discharge (including the filing of all required returns), prior to delinquency or imposition of any fine, penalty, interest or other cost (“Penalty”) provided that Sublessee and Facility Mortgagee timely receive such bills as aforesaid, “Taxes”, consisting of any real property and other taxes and assessments accruing during the Term of this Sublease with respect to the Premises (but not such Taxes accruing prior to or after the Term of this Sublease, even if due and payable during the Term of this Sublease), and the same shall be apportioned for the first lease year for the period after the Commencement Date and the last lease year for the period prior to the Termination Date (excluding income taxes, franchise taxes, estate taxes, transfer taxes and/or gross receipts taxes that may be imposed upon Sublessor), provided such are received in a timely manner that provides Sublessee reasonable time to ensure such payments are made timely. For the avoidance to doubt, the parties acknowledge that Taxes are paid in arrears and the escrow of Taxes by Sublessee will be based on the Taxes payable only during the term of this Sublease, i.e., Sublessee’s obligation to pay Taxes will commence with the tax bill issued for the last half of 2018 (payable in July, 2019), as prorated based on the Commencement Date. Sublessee will escrow payments of Taxes prior to such July, 2019 due date as hereinabove provided. Sublessor acknowledges that all Taxes for the period prior to the Commencement Date shall be the Exiting Operator’s responsibility. Sublessee shall promptly pay and discharge “Other Charges”, consisting of any utilities and other costs and expenses of Sublessee’s operation of the Facility or any portion of the Premises and all other charges, obligations or deposits assessed against any portion of the Premises accruing during the Term of this Sublease with respect to of Sublessee’s operation of the Premises. Sublessee shall not be responsible for Taxes or Other Charges accruing prior to or after the Term of this Sublease, even if due and payable during the Term of this Sublease, and the same shall be apportioned for the first lease year for the period after the Commencement Date and the last lease year for the period prior to the Termination Date. Notwithstanding any provision of this Section 5, to the extent Sublessee has funded Taxes in accordance with Section 5.2 below, Facility Mortgagee shall timely pay all Taxes to the extent of the impound held by Facility Mortgagee.

5.1Protests. Sublessee has the right, but not the obligation, in good faith to protest or contest (a “Protest”) in whole or in part (a) the amount or payment of any Taxes or Other Charges, and (b) the existence, amount or validity of any Lien (as defined in Section 8.1), by appropriate proceedings sufficient to (i) prevent the collection or other realization of such Taxes, Other Charges or Liens, or (ii) prevent the sale, forfeiture or loss of any portion of the Premises, or (iii) prevent the forfeiture of Rent to satisfy such Taxes, Other Charges or Liens (so long as it provides Sublessor with reasonable security to assure the foregoing). Sublessee shall diligently prosecute any such Protest at its sole cost and expense. Sublessor shall cooperate in any Protest that involves an amount assessed against it.

5.2Impound. If required by the Facility Mortgagee or upon Sublessor’s written notice to Sublessee during the Term during any ongoing Event of Default (after the expiration of any notice and cure period), Sublessor may require, Sublessee to pay with each Base Rent payment a deposit of one-twelfth (l/12th) of the amount required to discharge the annual amount of real property Taxes secured by a Lien encumbering any portion of the Premises as and when they become due. The deposits shall not bear interest nor be held by Sublessor or Facility Mortgagee (as applicable) in trust or as an agent of Sublessee, but rather shall be applied to the payment of the real property taxes. If at any time within thirty (30) days prior to the due date the deposits shall be insufficient for the payment of the obligation in full, Sublessee shall within ten (10) days after demand by Sublessor or Facility Mortgagee (as applicable), deposit the deficiency with Sublessor or Facility Mortgagee (as applicable). If deposits are in excess of the actual obligation, the required monthly deposits for the ensuing Sublease Year shall be reduced proportionately and any such excess at the end of the final Sublease Year shall be refunded to Sublessee within ten (10) calendar days. Sublessee shall forward to Sublessor or Facility Mortgagee (as applicable) all Tax bills, bond and assessment statements within five (5) days of receipt by Sublessee. If Sublessor assigns this Sublease in accordance with the terms hereof, all such deposits shall be transferred to the assignee, and Sublessor shall thereafter have no liability of any kind with respect thereto.

5.3Tax Treatment; Reporting. Sublessor and Sublessee each acknowledges that each shall treat this transaction as a true Sublease for state law purposes and shall report this transaction as a Sublease for Federal income tax purposes. For Federal income tax purposes each shall report this Sublease as a true Sublease with Sublessor as the sublessor of the Premises and Sublessee as the sublessee of such Premises including: (a) Sublessee reporting its Rent payments as rent expense under Section 162 of the Code, and (b) Sublessor reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Sublease shall be deemed to constitute a guaranty, warranty or representation by either Sublessor or Sublessee as to the actual treatment of this transaction for state law purposes and for federal income tax purposes.

6.Insurance. All insurance provided for in this Sublease shall (i) be maintained under valid and enforceable policies issued by insurers licensed and approved to do business in the state where the Premises are located, (ii) name Sublessor as an additional insured and, for the property insurance policies, as the owner, (iii) be on an “occurrence” basis, or if claims made, include a provision whereby tail coverage costs are specified upon policy inception, (iv) cover all of Sublessee’s operations at the Facility, (v) provide that the policy may not be canceled except upon not less than thirty (30) days’ prior written notice to Sublessor and (vi) be primary and provide that any insurance with respect to any portion of the Premises maintained by Sublessor is excess and noncontributing with Sublessee’s insurance. The property policy(ies) shall also name the Sublessor and Facility Mortgagee as loss payee. The parties hereby waive as to each other all rights of subrogation which any insurance carrier, or either of them, may have by reason of any provision in any policy issued to them, provided such waiver does not thereby invalidate such policy. Original policies or satisfactory insurer certificates evidencing the existence of the insurance required by this Sublease and showing the interest of Sublessor and Facility Mortgagee shall be provided to Sublessor prior to the commencement of the Term or, for a renewal policy, not less than ten (10) days prior to the expiration date of the insurance policy being renewed. If Sublessor is provided with a certificate, it may demand that Sublessee provide a complete copy of the related policy within ten (10) days. Sublessee may satisfy the insurance requirements hereunder through coverage under so-called blanket policy(ies) of insurance carried and maintained by Sublessee regarding other operations or facilities; provided, however, that the coverage afforded Sublessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policies of insurance meeting all other requirements of this Sublease by reason of the use of such blanket policies of insurance. During the Term, Sublessee shall maintain the following insurance and any claims thereunder shall be adjudicated by and at the expense of it or its insurance carrier:

(a)Property Insurance with respect to the Facility and Business against loss or damage from all causes under standard “all risk” property insurance coverage with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood, vandalism, earthquake, malicious mischief and any other risks normally covered under an extended coverage endorsement, in amounts that are not less than the actual replacement value of the Premises and all Sublessor and Sublessee Personal Property associated therewith (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction). Additionally, if the Facility contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Facility, in an amount equal to one hundred percent (100%) of the full replacement cost of the Facility, which policies shall insure against physical damage to and loss of occupancy and use of the Premises arising out of an accident or breakdown covered thereunder;

(b)Business Interruption and Extra Expense Coverage with respect to the Facility and Business for loss of rental value for a period not less than twelve (12) months, covering perils consistent with the requirements of Section 6(a), and including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Sublessee, Sublessor and any other insured thereunder from being a co-insurer, and providing that any covered loss thereunder shall be payable to the Sublessee;

(c)Commercial General Public Liability Coverage with respect to the Facility and Business (including products liability and broad form coverage) against claims for bodily injury, death or property damage occurring on, in or about the Facility, affording the parties protection of not less than $1,000,000.00 per occurrence/$3,000,000.00 per location in the aggregate, naming Sublessor as additional insured;

(d)Professional Liability Coverage with respect to the Facility and Business, providing for claims specifically relating to patient care and services provided by the Facility staff, its contractors and all related parties, to include coverage for medical directors with regard to their administrative duties provided to the Premises, with limits of not less than $1,000,000.00 per occurrence/$3,000,000.00 per location in the aggregate, naming Sublessor as an additional insured. If such coverage is purchased on a claims made basis, Sublessee must show proof of the ability to purchase tail coverage to last through the statute of limitations, upon the end of the Sublease Term;

(e)Worker’s Compensation and Employers Liability Insurance with respect to the Facility and Business for losses sustained by Sublessee’s employees in the course and scope of their employment, as well as volunteers, and otherwise consistent with all applicable state law and meeting all other legal requirements; and

(f)Deductibles/Self-Insured Retentions for the above policies shall not be greater than $100,000.00. To the extent reasonably required by a Facility Mortgagee, Sublessor may require a lower deductible amount or set higher policy limits to the extent both are commercially available and customary for properties similar to the Facility located in the State of Ohio.

7.Use, Regulatory Compliance, Preservation of Business and Management.

7.1Permitted Use; Qualified Care; Number of Beds. Sublessee shall continuously use and occupy the Premises during the Term as a skilled nursing facility with not less than 113 licensed and 99 Medicare and Medicaid certified beds and for ancillary services relating thereto, but for no other purpose (“Permitted Use”). Sublessee shall provide care, treatment and services to all residents of the Facility in a manner consistent in all material respects with all applicable laws. Notwithstanding any common law or statutory right, Sublessee agrees not to transfer, move or otherwise take action that reduces the bed complement of the Facility and Sublessee agrees not to take any of the beds out of service or move the beds to a different location without the prior written consent of the Sublessor in its sole and absolute discretion. Schedule 7.1 attached hereto sets forth a true, correct and complete list of the number and types of licensed beds at the Premises and whether such beds are Medicaid and/or Medicare certified. Sublessee shall take no action to reduce or modify the number of beds for which the Premises are licensed. Notwithstanding any provision to the contrary contained in this Sublease, Landlord, Sublessor and Sublessee covenant and agree that on or before March 31, 2019 (the “Effective Date”), the number of skilled nursing beds at the Facility licensed by the Ohio Department of Health shall be reduced by fourteen (14) licensed beds, so that after such reduction the Facility shall have a total of ninety-nine (99) licensed skilled nursing beds. In connection with the aforesaid bed reduction, Landlord and Sublessor hereby irrevocably authorize and direct Sublessee to execute and file with the Ohio Department of Health and the Ohio Department of Medicaid a letter prepared by Sublessee (the “Letter”) that provides for the permanent relinquishment on the Effective Date of fourteen (14) skilled nursing beds currently licensed at the Facility (the “Relinquished Beds”), and Sublessee hereby agrees to take such action. Landlord, Sublessor, and Sublessee acknowledge and agree that the effect of filing the Letter will be that: (a) the Relinquished Beds will be permanently relinquished and not be eligible to be operated, placed into service, or sold following the Effective Date; and (b) the Facility’s licensed skilled nursing bed capacity will be reduced from one hundred thirteen (113) beds (of which ninety-nine (99) beds are Medicare- and Medicaid-certified) to ninety-nine (99) beds (all of which beds will be Medicare- and Medicaid-certified) following the Effective Date. If Landlord or Sublessor take any action, directly or indirectly, to prevent, avoid or circumvent the effect of the aforesaid bed reduction, and such bed reduction does not become effective on the Effective Date, then notwithstanding anything to the contrary contained herein, Landlord, Sublessor and Guarantor, jointly and severally, shall be solely responsible for the full and timely payment of the State of Ohio franchise permit fees attributable to the Relinquished Beds at all times on and after the Effective Date and the failure to pay same shall constitute a default under this Sublease.

7.2Regulatory Compliance. Sublessee, the Facility and the Premises shall comply in all material respects with all licensing and other laws and all covenants, conditions, restrictions and other use or maintenance requirements applicable to the Facility and, to the extent applicable, all Medicare, Medicaid and other third-party payor certification requirements, including timely filing cost and other required reports, timely paying all expenses shown thereon, and ensuring that the Facility continues to be fully certified for participation in Medicare and Medicaid (if applicable) throughout the Term and when they are returned to Sublessor, all without any suspension, revocation, decertification or other material limitation of such certification, if any. Further, Sublessee shall not commit any act or omission that would in any way violate any certificate of occupancy affecting the Facility, result in closure of the Facility or result in the sale or transfer of all or any portion of any related certificate of need (if applicable), bed rights or other similar certificate or license at any of the Facility. All inspection fees, costs and charges associated with a change of such licensure or certification shall be borne solely by Sublessor.

7.3Preservation of Business. Sublessee acknowledges that a fair return to Sublessor on and protection of its investment in the Premises depends, in part, on Sublessee’s dedication to the Business and the concentration of similar businesses of Sublessee and its Affiliates in the geographical area of each Facility. Sublessee further acknowledges that the diversion of residents or patient care activities (except as is necessary to provide residents or patients with an alternative level of care or comply with contractual provisions of applicable admission agreements) from any Facility to other facilities at any time during the Term will have a material adverse effect on the value and utility of such Facility. Therefore, Sublessee agrees that during the Term and for a period of one (1) year thereafter, neither Sublessee nor any of its Affiliates shall, excluding the nursing facility doing business as Four Seasons of Washington Courthouse, located at 201 Courthouse Parkway, Washington Courthouse, Ohio 43160 (provided that a monthly report of admitted/discharged residents will be provided to Sublessor of any such activities with respect to said facility), without the prior written consent of Sublessor: (i) operate, own, participate in or otherwise receive revenues from any other business providing services similar to those of the Business of the Facility within a ten (l0)-mile geographical radius of the Facility, (ii) except as is necessary to provide residents or patients with an alternative level of care, recommend or solicit the removal or transfer of any resident or patient from any Facility to any other nursing, health care, senior housing or retirement housing facility or divert actual or potential residents, patients or care activities of the Business conducted at the Facility to any other facilities, or (iii) employ for other businesses any personnel working in the Facility; provided, however, that if Sublessee or an Affiliate leases or subleases additional facilities from Sublessor or Sublessor’s Affiliates, the parties agree that Sublessee may move employees among those affiliated facilities.

7.4Consulting Services. MSTC Development, Inc. (“Consultant”) shall provide administration and management services (or shall cause a wholly-owned subsidiary to do so) to the Facility pursuant to a consulting services agreement acceptable to Sublessor, in substantially the form attached hereto as Exhibit “H” (the “Consulting Agreement”). The consulting fee (“Consulting Fee”) under the Consulting Agreement shall not exceed five percent (5.0%) of the annual gross revenue realized from Sublessee’s operation of the Facility (after adjustment for contractual adjustments and overpayment by providers). Payment of the Consulting Fee shall be subordinate to the payment of Rent and all other amounts payable by Sublessee pursuant to this Sublease. The Consulting Agreement shall provide that from and after the date that an Event of Default has occurred and until such Event of Default, if curable, has been cured, Consultant shall not make any distributions to the holders of the equity interests of Consultant; provided, however, that Consultant shall be permitted to pay all compensation, salaries and/or bonuses to employees or contractors of Consultant (including Key Principals) in the ordinary course of business. Sublessee shall not be permitted to engage any third-party consultant for the Facility without the prior written consent of Sublessor, which consent shall not be unreasonably withheld.

7.5Indebtedness. Sublessee shall not incur debt other than (a) trade debt incurred in the ordinary course of business, (b) a working capital line secured by Sublessee’s accounts receivable, or (c) indebtedness constituting or in connection with Permitted Liens and Consulting Fees permitted hereunder.

8.Acceptance, Maintenance, Upgrade, Alteration and Environmental.

8.1Acceptance “AS IS”; No Liens. Sublessee acknowledges that it is presently engaged in operations similar to those to be conducted at the Facility and has expertise in such industry and, in deciding to enter into this Sublease, has not relied on any representations or warranties, express or implied, of any kind from Sublessor except as contained herein. Sublessee accepts the Facility and the Premises on an “AS IS” basis and assumes all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. Notwithstanding its right to Protest set forth in Section 5.1, Sublessee shall not cause or permit any lien, levy or attachment to be placed or assessed against any portion of the Premises or the operation thereof (a “Lien”) for any reason other than Permitted Liens, provided that nothing in this Sublease shall require Sublessee to keep the Premises free of Permitted Liens. Furthermore, notwithstanding anything to the contrary contained in this Sublease, the provisions of this Section 8.1 are expressly subject to the terms and conditions of the Guaranty, and Sublessor and Landlord each acknowledges and agrees this Section 8.1 shall not in any way whatsoever reduce, limit or cancel the Guarantor’s liability or obligations under the Guaranty or this Sublease.

8.2Sublessee’s Maintenance Obligations. Sublessee shall (a) keep and maintain the Premises and the Facility in good appearance, repair and condition and maintain proper housekeeping, (b) promptly make all ordinary interior and exterior, non-structural repairs necessary to keep the Facility in good and working order and condition and in substantial compliance with all applicable requirements and laws relating to the Business conducted thereon, including if applicable, certification for participation in Medicare and Medicaid, and (c) keep and maintain all Sublessor and Sublessee Personal Property in good condition, ordinary wear and tear excepted, and repair and replace such property consistent with prudent industry practice for skilled nursing facilities located in the State of Ohio as required under this Sublease.

8.3Alterations by Sublessee. Sublessee shall not make any Alterations to the Premises without the express prior written consent of Sublessor, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Sublessor’s consent shall not be required, but no less than ten (10) days advance notice to Sublessor shall be provided, with respect to (i) Alterations required by governmental authorities which are necessary to maintain applicable licenses and certifications to operate the Facility or (ii) minor cosmetic Alterations that (x) are non-structural in nature, (y) are not visible from the outside of the Premises and (z) do not cost, in the aggregate, in excess of $75,000.00 in any rolling twelve (12) month period. All Alterations shall immediately become a part of the Premises and the property of Sublessor subject to this Sublease, and the cost of all Alterations or other purchases, whether undertaken as an on-going licensing, Medicare, Medicaid or other regulatory requirement, or otherwise, shall be borne solely by Sublessee. All Alterations shall be constructed in a good and workmanlike manner in compliance with all applicable laws and the insurance required under this Sublease.

8.4Hazardous Materials. Sublessee’s use of the Premises shall comply in all material respects with all Hazardous Materials Laws. If any Environmental Activities occur or are suspected to have occurred in violation of any Hazardous Materials Laws by Sublessee during the Term or if Sublessee has received notice of any Hazardous Materials Claim against any portion of the Premises solely as a result of Sublessee’s acts or omissions during the Term, Sublessee shall promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise, and upon Sublessor’s approval of the remediation plan, remedy any such problem to the satisfaction of Sublessor and all applicable governmental authorities, in accordance with all Hazardous Materials Laws and good business practices. During the Term, Sublessee shall promptly advise Sublessor in writing of (a) any Environmental Activities in violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Sublessee or any portion of the Premises; (c) any remedial action taken by Sublessee in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any portion of the Premises in violation of any Hazardous Materials Laws; (d) Sublessee’s discovery of any occurrence or condition on or in the vicinity of any portion of the Premises that materially increase the risk that any portion of the Premises will be exposed to Hazardous Materials; and (e) all communications to or from Sublessee, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any portion of the Premises, including copies thereof. Sublessor shall have the right, at Sublessor’s sole cost and expense (including, without limitation, Sublessor’s reasonable attorneys’ fees and costs) and with counsel chosen by Sublessor, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims. Sublessor represents and warrants to Sublessee that there are no Hazardous Materials Claims arising out of or relating to the Facility or the Premises as of the commencement of the Term.

9.Sublessee Property. At Sublessee’s sole discretion, Sublessee shall obtain and install all items of furniture, fixtures, supplies and equipment not included as Sublessor Personal Property as shall be necessary or reasonably appropriate to operate the Facility in compliance with this Sublease (“Sublessee Personal Property”, which collectively with the “Sublessee Intangible Property” shall be referred to herein as “Sublessee Property”), and all Sublessee Property shall remain Sublessee’s sole property at all times, including upon termination of this Sublease. As used herein, “Sublessee Intangible Property” means all the following at any time owned by Sublessee in connection with its use of any portion of the Premises: Medicare, Medicaid and other accounts and proceeds thereof; rents, profits, income or revenue derived from such operation or use; all documents, chattel paper, instruments, contract rights (including contracts with residents, employees and third-party payors), deposit accounts, general intangibles and chooses in action; refunds of any Taxes or Other Charges for periods of time during the Term; and licenses and permits necessary or desirable for Sublessee’s use of any portion of the Premises, including licensed Medicaid beds (if applicable). Subject to Sublessee’s working capital lender’s liens and the intercreditor agreement required by such working capital lender with respect thereto, Sublessor shall have a security interest in and to the Sublessee Property, which security interest Sublessor shall have the right to assign to a Facility Mortgagee in Sublessor’s sole discretion. Sublessor will agree to subordinate its lien and security interest with respect to Sublessee’s accounts receivable to any third party lender providing to Sublessee a working capital line of credit, whether such working capital line of credit exists as of the Commencement Date or future working capital lines of credit, on commercially reasonable terms reasonably acceptable to Sublessor. The terms and conditions of any working capital line of credit obtained by Sublessee after the Execution Date must be approved by Sublessor and Facility Mortgagee, which approval shall not be unreasonably withheld, conditioned or delayed so long as the line of credit terms and conditions are customary for loans in the senior living industry and are commercially reasonable.

10.Financial, Management and Regulatory Reports. Sublessee shall provide Sublessor with the reports listed in Exhibit “C” at the time described therein, which reports will be internally prepared by Sublessee unless otherwise provided for in Exhibit “C” and, with respect to any refinancing of the Premises such other information about Sublessee or the operations of the Facility as Sublessor may reasonably request. All financial information provided by Sublessee shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be submitted electronically in the form of unrestricted, unlocked “.xls” spreadsheets created using Microsoft Excel (2003 or newer editions), if Sublessee’s accounting office can reasonably provide it in this format. If Sublessee or any Affiliate becomes subject to any reporting requirements of the Securities and Exchange Commission (“SEC”) during the Term, it shall concurrently deliver to Sublessor such reports as are delivered pursuant to applicable securities laws. Similarly, should Sublessor or its parent, Regional Health Properties, Inc., be subject to any particular reporting requirements of the SEC during the Term for which it needs reports, documentation or other information from Sublessee, Sublessee agrees to deliver such reports, documentation and information within thirty (30) days after Sublessor’s request for the same. At Sublessor’s sole expense and upon reasonable notice so as not to interfere with Sublessee’s business and operations, Sublessee shall allow the review and audit of Sublessee’s financial statements listed in Exhibit “C”.

11.Representations and Warranties. Each party represents and warrants to the other as of the Execution Date hereof and as of the Commencement Date, that: (a) it has the power and authority to execute, deliver and perform this Sublease; (b) it has taken all requisite action necessary to authorize the execution, delivery and performance of such party’s obligations under this Sublease; (c) this Sublease constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms; (d) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Sublease within the state where the Premises is located; and (e) the execution, delivery and performance of this Sublease by it do not and will not (1) require any consent, approval, authorization, order or declaration of, or any filing or registration with, any court, any governmental authority or any other Person, (2) conflict with, and do not and will not result in a breach of, any organizational documents of it or any agreement of which it is a party, and (3) violate any legal requirements, order, writ, injunction or decree, statute, rule or regulation, applicable to it or the Facility or the Premises. In addition, Sublessor and Landlord jointly and severally represent and warrant to Sublessee that (A) neither Sublessee nor Landlord is in default of, or not in compliance with, the Permitted Use, the Lease Agreement or the Facility Mortgage Documents including the replacement reserve requirements with respect thereto and the amount of the HUD Cap Ex Balance as set forth in Section 30 hereof; (B) Sublessor has good and marketable leasehold title to the Premises and the Authorizations (as hereinafter defined), subject to Exiting Operator’s leasehold rights under the Lease Agreement and to the Authorizations which will be terminated as of the Commencement Date, and as of the Commencement Date, there will be no existing subleases or other occupancy agreements in effect with respect to the Premises other than resident admission agreements for residents in possession of the Facility; (C) Landlord has good and marketable fee simple title to the Premises and the Authorizations subject to the Lease Agreement; and (D) the Facility contains 113 beds licensed by the Ohio Department of Health as skilled nursing beds and 99 beds certified by Medicare and Medicaid. As used herein the term “Authorizations” shall mean, with respect to the Facility, any and all licenses, permits, certifications, registrations, accreditations, provider agreements, certificates of need, certificates of exemption, approvals, waivers, variances and other authorizations issued by any governmental authority necessary or advisable for the use and operation of the Facility as it is currently being operated and receipt of reimbursement or other payments under any third party payor program in which such Facility participates.

12.Events of Default. So long as there is no Event of Default, Sublessee shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action not caused or created by Sublessee or pursuant to Sections 17 or 18. The occurrence of any of the following events will constitute an “Event of Default” on the part of Sublessee:

(a)Sublessee’s failure to pay within ten (10) days of when due any Base Rent;

(b)Sublessee’s failure to (i) pay Additional Rent, Taxes, Other Charges or other required payments or (ii) pay or replace the Security Deposit at the time or in the manner required by Section 3 above within ten (10) days after written notice thereof from Sublessor;

(c)(i) The revocation, suspension or material limitation of any license which would prohibit the operation of the Facility as a skilled nursing facility or the certification of the Facility for provider status under Medicare or Medicaid, if applicable; (ii) the closure of the Facility for more than twenty-four (24) hours except due to force majeure, mandatory evacuation, casualty or condemnation; (iii) the sale or transfer of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the Facility; (iv) the use of any portion of the Facility other than for a skilled nursing facility and for ancillary services relating thereto; or (v) any act or omission of Sublessee that in the reasonable judgment of Sublessor will likely result in any of the foregoing;

(d)Any other material suspension, termination or restriction placed upon Sublessee, the Facility or the ability to admit residents (e.g., an admissions ban or non-payment for new admissions by Medicare or Medicaid resulting from an inspection survey, if applicable) which is reasonably expected to result in a material adverse effect on Sublessee or the Facility; provided that Sublessee uses its good faith efforts to cure such matter by promptly commencing and diligently pursuing such cure to the completion thereof and providing prompt notice to Sublessor of same and periodic updates with respect thereto;

(e)An Event of Default has occurred under any Affiliated Sublease (as said term is defined therein) which Event of Default has not been cured during any applicable cure period or waived;

(f)Any misrepresentation by Sublessee under this Sublease or material misstatement or omission of fact in any written report, notice or communication from Sublessee to Sublessor, to include without limitation the financial reporting and submissions required hereunder, the effect of any of the foregoing would reasonably be expected to result in a material adverse effect on Sublessee or the Facility;

(g)The failure to perform or comply in any material respects with the provisions of Section 6 (Insurance) or Section 15 (Sublessor Rights); and if such failure is to provide a renewal insurance policy pursuant to Section 6 and such failure is not cured within three (3) business days after written notice thereof from Sublessor;

(h)(i) Sublessee shall admit in writing its inability to pay its debts generally; (ii) Sublessee shall make an assignment of all or substantially all of its property for the benefit of creditors; (iii) a receiver, trustee or liquidator shall be appointed for Sublessee or substantially all of its property, if within seven (7) business days of such appointment Sublessee does not inform Sublessor in writing that they intend to cause such appointment to be discharged or such discharge is not diligently prosecuted to completion within sixty (60) days after the date of such appointment; (iv) the filing by Sublessee of a voluntary petition under any federal bankruptcy or state law to be adjudicated as bankrupt or for any arrangement or other debtor’s relief; or (v) the involuntary filing of such a petition against Sublessee by any other party, unless Sublessee within seven (7) business days of such filing informs Sublessor in writing of its intent to cause such petition to be dismissed, such dismissal is diligently prosecuted and such petition is dismissed within one hundred twenty (120) days after filing;

(i)The failure to perform or comply with any representation, warranty, covenant or agreement of this Sublease not requiring the payment of money unless (i) within seven (7) business days of Sublessee’s receipt of a notice of default from Sublessor, Sublessee gives Sublessor notice of its intent to cure such default; and (ii) Sublessee cures it either (x) within thirty (30) days after such notice from Sublessor or (y) if such default cannot with due diligence be so cured because of the nature of the default or delays beyond the control of Sublessee and cure after such period will not have a materially adverse effect upon the Facility, then such default shall not constitute an Event of Default if Sublessee uses its good faith efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof and cures it within sixty (60) days after such notice from Sublessor, provided, however, in the event such default is caused by life safety code change or other change in law applicable to the Facility, Sublessee shall have such additional time as is necessary for Sublessee to cure the same, provided that Sublessee uses its good faith efforts to cure such default by promptly commencing and diligently pursuing such cure to completion and provided that such additional time to cure does not have a material adverse effect on the operations of the Facility;

(j)Except as permitted under this Sublease, Sublessee shall enter into any sale or transfer of substantially all of its assets, recapitalization, change of control (other than among Key Principals which is permitted hereunder), merger, reorganization or combination without the prior written consent of Sublessor, which consent may be granted or withheld in Sublessor’s sole and absolute discretion;

(k)Commencing two (2) years after the Commencement Date, the appointment or implementation of a facility level manager, monitor, temporary management company or Systems Improvement Agreement by the CMS or any other regulatory agency (voluntary or mandatory) as a result of poor regulatory performance, appointment of additional mandatory monitoring by state or regulatory agencies;

(l)The failure of Sublessee to comply with any of the Financial Covenants set forth in Section 27(a); or

(m)The failure of Sublessee to timely provide any of the reports required by Section 10.

13.Remedies. Upon the occurrence and continuance of an Event of Default, Sublessor may exercise all rights and remedies under this Sublease and the laws of the State of Ohio that are available to a Sublessor of real and personal property in the event of a default by its Sublessee, and as to the Sublessee Property, all remedies granted under the laws of said state to a secured party under its Uniform Commercial Code. Sublessor shall have the duty to mitigate damages. Sublessee shall pay Sublessor, promptly upon demand, all reasonable out-of-pocket expenses incurred by it in obtaining possession and reletting any of the Premises, including fees, commissions and costs of attorneys, agents and brokers. Notwithstanding any provision to the contrary contained in Sections 12 or 13 hereof, if all then existing Events of Default would be considered to be capable of being cured within (i) five (5) days for a monetary default or (ii) thirty (30) days for a non-monetary default by a reasonably prudent landlord and tenant in the skilled nursing industry located in Ohio, then prior to Sublessor’s exercising any remedies provided herein, including, but limited to the termination of this Sublease, as a result of the occurrence of any such Event of Default, Sublessee shall have the right to cure each such Event of Default within five (5) days of notice from Sublessor for a monetary default and within thirty (30) days of notice from Sublessor for a non-monetary default, and upon such cure of all Events of Default then existing, Sublessor may not exercise its remedies thereunder or terminate this Sublease as a result of such cured Events of Default. Notwithstanding the preceding sentence, Sublessee’s right to cure an Event of Default and thereby avoid Sublessor’s exercise of remedies or termination of this Sublease shall not apply if Sublessee and/or the sublessees under any Affiliated Sublease have cured Events of Default two (2) times in the aggregate under this Sublease and/or the Affiliated Subleases in any twelve (12) consecutive month period.

13.1General. Without limiting the foregoing but subject to the provisions thereof, Sublessor shall have the right (but not the obligation) to do any of the following upon an Event of Default to the extent not prohibited by applicable law: (a) sue for the specific performance of any covenant of Sublessee as to which it is in breach or for the performance of any other obligation or Sublessee under this Sublease; (b) enter upon any portion of the Premises, terminate this Sublease, dispossess Sublessee from the Premises through appropriate legal procedures and/or collect money damages by reason of Sublessee’s breach, including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Sublessee under this Sublease which survive the termination of the Term; (c) elect to leave this Sublease in place and sue for Rent and other money damages as the same come due; and (d) (before or after repossession of the Premises pursuant to clause (b) above and whether or not this Sublease has been terminated) assign this Sublease from Sublessee to a third party selected by Sublessor, in which case Sublessee agrees to consent to such assignment, and execute any and all documents necessary to effect such assignment; provided, that rent received from such third party assignee/new tenant shall serve to mitigate Sublessee’s obligation for damages to Sublessor hereunder.

13.2Receivership. Sublessee acknowledges that one of the rights and remedies available to Sublessor under applicable law is to apply to a court of competent jurisdiction for the appointment of a receiver to take possession of the Premises, to collect the rents, issues, profits and income of the Premises and to manage the operation of the Premises. Sublessor further acknowledges and agrees that, due to the specific use of the Premises as a health care facility, upon the occurrence and continuance of an Event of Default by Sublessee, the appointment of a receiver to take over the operations of the Premises may be necessary to ensure the continued operation of the premises as a health care facility in order to ensure the continuation of quality care to the residents who reside therein. Sublessee irrevocably and unconditionally agrees that, upon the occurrence and continuance of an Event of Default, and in addition to any other right or remedy of

Sublessor under this Sublease or allowed by law, Sublessor may petition any appropriate court for the appointment of a receiver to take possession of the Premises, to manage the operation of the Premises, to collect and disburse all rents, issues, profits and income generated thereby and to preserve or replace to the extent possible any operating license for the Premises or to otherwise substitute the licensee or provider thereof. The receiver shall be entitled to a reasonable fee for its services as a receiver. All such fees and other expenses of the receivership estate shall be added to the monthly rent due to Sublessor under this Sublease and shall be the obligation of Sublessee. To the extent not prohibited by applicable law, Sublessee hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such appointment in any manner whatsoever.

13.3Remedies Cumulative; No Waiver. No right or remedy herein conferred upon or reserved to Sublessor is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law. No failure of Sublessor to insist at any time upon the strict performance of any provision of this Sublease or to exercise any option, right, power or remedy contained herein shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Sublessee. Sublessor’s receipt of and Sublessee’s payment of any rent or other sum due hereunder (including any late charge) with knowledge of any breach shall not be deemed a waiver of such breach, and no waiver by Sublessor of any provision of this Sublease shall be effective unless expressed in a writing signed by it.

13.4Performance of Sublessee’s Obligations. If Sublessee at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Sublease and the same constitutes an Event of Default and the same is not cured after the expiration of any applicable notice and cure period or waived, then Sublessor may (but is not obligated to), without waiving or releasing Sublessee from any obligations or Event of Default hereunder, make such payment or perform such act for the account and at the expense of Sublessee, and in such event Sublessor will thereafter provide notice to Sublessee of any such payment or performance. All sums so paid by Sublessor and all necessary and reasonable incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by it in connection with curing any such Event of Default, together with interest at the Agreed Rate (as defined in Section 4 hereof) from the date of the making of such payment or the incurring of such costs and expenses, shall be payable by Sublessee to Sublessor upon Sublessor’s written demand therefor.

14.Provisions on Termination.

14.1Surrender of Possession. On the expiration of the Term or earlier termination or cancellation of this Sublease (the “Termination Date”), Sublessee shall deliver to Sublessor or its designee possession of (a) the Facility and associated Sublessor Personal Property in a neat and clean condition and in as good a condition as existed at the date of Sublessee’s possession and occupancy pursuant to this Sublease, ordinary wear and tear excepted, (b) a fully operational, licensed and certified (if applicable) Business at the Facility, and (c) all patient charts and resident records along with appropriate resident consents if necessary and copies of all books and records relating to the Facility and the Premises which are usual and customary for skilled nursing facilities located in the State of Ohio for an orderly transfer of the operations of the Facility at the time of its surrender of the Premises to Sublessor or its designee, excluding books and records relating to Sublessee Personal Property. Sublessee shall reasonably cooperate with Sublessor or its designee in transferring or obtaining all necessary licenses and certifications for Sublessor or its designee, and Sublessee shall comply with all usual and customary requests regarding skilled nursing facilities located in the State of Ohio for an orderly transfer of the Facility licenses, and Medicare and Medicaid certifications and possession at the time of its surrender of the Premises to Sublessor or its designee to operate the Facility. Subject to all applicable laws, Sublessee hereby assigns, effective upon the Termination Date, all rights to operate the Facility to Sublessor or its designee, including all required licenses and permits and all rights to apply for or otherwise obtain them, and all other nonproprietary Sublessee Intangible Property relating to any portion of the Premises.

14.2Removal of Sublessee Property. Provided that no Event of Default then exists, in connection with the surrender of the Premises, Sublessee may upon at least five (5) business days’ prior notice to Sublessor remove from the Premises all Sublessee Property, leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal; provided that Sublessor shall have the right and option to purchase the non-proprietary Sublessee Personal Property (but excluding all Sublessee Intangible Property) for its then net book value during such five (5)-business day notice period, in which case Sublessee shall so convey the Sublessee Personal Property to Sublessor by executing a bill of sale in a form reasonably required by Sublessor. If there is any Event of Default then existing, Sublessee may not remove any Sublessee Personal Property from the Premises and instead will, on demand from Sublessor, convey it to Sublessor for application to any amounts owed by Sublessee under this Sublease at net book value, by executing a bill of sale in a form reasonably required by Sublessor. Title to any Sublessee Personal Property which is not removed by Sublessee as permitted above upon the expiration of the Term shall, at Sublessor’s election, vest in Sublessor; provided, however, that Sublessor may remove and store or dispose any or all of such Sublessee Personal Property which is not so removed by Sublessee without obligation or accounting to Sublessee.

14.3Management of Premises. Commencing on the Termination Date, Sublessor or its designee, upon written notice to Sublessee, may elect to assume the responsibilities and obligations for the management and operation of the Facility and Sublessee agrees to reasonably cooperate to accomplish the transfer of such management and operation without interrupting the operation of the Facility, and Sublessee will, upon Sublessor’s request, execute a mutually agreeable, reasonable and customary short-term operations transition agreement, respecting operations of the Facility pending the engagement by Sublessor of a replacement operator. Sublessee shall comply with all usual and customary requests for skilled nursing facilities located in the State of Ohio for an orderly transfer of any and all Facility and other licenses, applicable Medicare and Medicaid certifications and possession of the Premises at the time of any such surrender.

14.4Holding Over. If Sublessee shall for any reason remain in possession of the Premises after the Termination Date, such possession shall be a month-to-month tenancy during which time Sublessee shall pay as rental on the first (lst) business day of each month one hundred twenty-five percent (125%) of the monthly Rent payable with respect to the last Sublease Year, all additional charges accruing during the month and all other sums, if any, payable by Sublessee pursuant to this Sublease. Nothing contained herein shall constitute the consent, express or implied, of Sublessor to the holding over of Sublessee after the Termination Date, nor shall anything contained herein be deemed to limit Sublessor’s remedies.

14.5Survival. All representations, warranties, covenants and other obligations of Landlord, Sublessor, Guarantor and Sublessee under this Sublease shall survive the Termination Date.

15.Certain Sublessor Rights.

15.1Entry and Examination of Records. Sublessor and its representatives may enter any portion of the Premises at any reasonable time after at least forty-eight (48) hours’ notice to Sublessee to inspect the Premises for compliance and to exhibit the Premises for sale, Sublease or mortgaging; provided that no such notice shall be required in the event of an emergency, upon the occurrence and continuance of an Event of Default or to post notices of non-responsibility under any mechanics’ or materialmans’ lien law. No such entry shall unreasonably interfere with residents, patients, patient care or the Sublessee’s operations of the Facility. Upon 48 hours’ prior notice and during normal business hours, Sublessee will permit Sublessor and its representatives, inspectors and consultants, at no cost or expense to Sublessee, to examine all contracts, books and financial records (wherever kept) relating to Sublessee’s operations of the Facility.

15.2Grant Liens. This Sublease shall be subordinate to the right, title, and interest of any lender or other party holding a security interest in or a lien upon the Premises under any and all mortgage instruments or deeds to secure debt presently encumbering the Premises or the Building and to any and all other deeds to secure debt or mortgage instruments hereafter encumbering the Premises or the Building. Sublessee shall at any time hereafter, on written demand of Sublessor or the holder of any such deed to secure debt or mortgage instrument, execute such usual and customary instruments for skilled nursing facilities located in the State of Ohio which may reasonably be required by such party for the purpose of evidencing the subordination of this Sublease to the lien or security of such party. Sublessee shall, upon written demand, at any time or times, execute, acknowledge, and deliver to Sublessor or the holder of any such usual and customary instruments for skilled nursing facilities located in the State of Ohio to secure debt, without expense, any and all documents that may be reasonably necessary to make this Sublease superior to the lien of any of the same, in form and substance reasonably acceptable to Sublessee with attornment and non-disturbance provisions included therein for the benefit of Sublessee. If the holder of any of said instruments or deeds to secure debt shall hereafter succeed to the rights of Sublessor under this Sublease, Sublessee shall, at the option of such holder or a purchaser at any foreclosure or sale under power, attorn to and recognize such successor as Sublessee’s Sublessor under this Sublease. Sublessee shall promptly execute, acknowledge, and deliver any instrument that may be reasonably necessary to evidence such attornment. Prior to the Execution Date, Sublessor will obtain from any lender holding a lien on the Premises, a subordination, non-disturbance and attornment agreement for the benefit of, and reasonably acceptable to, Sublessee.

15.3Estoppel Certificates. Sublessor and Sublessee shall, at any time upon not less than five (5) business days’ prior written request by the other party, have an authorized representative execute, acknowledge and deliver to Sublessor or Sublessee, as the case may be, or their designee a written statement certifying (a) that this Sublease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default by either party exists or specifying any such default, and (d) as to such other matters as Sublessor or Sublessee, as the case may be, may reasonably request. Prior to the Execution Date, Sublessor shall cause an authorized representative of Landlord to execute, acknowledge and deliver to Sublessee, a written statement certifying the aforesaid matters relating to the Lease Agreement, in form and substance reasonably required by Sublessee.

15.4Conveyance Release. If Sublessor or any successor owner shall sell or transfer any portion of the Premises in accordance with this Sublease, they shall thereafter be released from all future liabilities and obligations hereunder arising or accruing from and after the date of such conveyance or other transfer, which instead shall thereupon be binding upon the new owner; provided, however, that the indemnification obligations of Sublessor or Landlord hereunder shall survive any such conveyance, with respect only to claims arising prior to the closing date of such conveyance.

15.5Affiliate Contracts. Sublessee may not enter into any contracts respecting the Facility with any of Sublessee’s Affiliates which are not at arm’s length and fair market value without the prior written consent of Sublessor.

16.Assignment and Subletting. Except as otherwise expressly permitted in this Sublease, without Sublessor’s prior written consent, which may be granted or withheld in Sublessor’s sole discretion, Sublessee shall not assign this Sublease, or sub-sublease all or any part of the Premises, or permit the use of the Premises by any party other than Sublessee or any wholly-owned subsidiary or sub-subsidiary of a Sublessee. This prohibition includes an assignment or sub-subletting to or by a receiver or trustee in any federal or state bankruptcy, insolvency, or other proceeding. For purposes of this Section, a sale or transfer of all or a controlling ownership interest in Sublessee or a merger or other combination by Sublessee or a sale of all or substantially all of Sublessee’s assets in lieu thereof shall be deemed an assignment or other transfer of this Sublease. Notwithstanding the foregoing, any Key Principal may transfer interests in Sublessee and/or any Affiliates thereof to any other Key Principal, provided that such transfer complies with all applicable regulatory approvals.

17.Damage by Fire or Other Casualty. Sublessee shall promptly notify Sublessor of any damage or destruction of any portion of the Premises and diligently repair or reconstruct such portion of the Premises to a like or better condition than existed prior to such damage or destruction. Any net insurance proceeds payable with respect to the casualty shall be paid directly to Sublessor and, if an Event of Default has not occurred and is continuing, shall be used for the repair or reconstruction of the applicable portion of the Premises pursuant to Sublessor's reasonable disbursement requirements. If there are excess insurance proceeds, the surplus shall belong and be paid to Sublessee. Subject to the provisions of Section 18, Sublessee shall not have any right under this Sublease, and hereby waives all rights under applicable law, to abate, reduce or offset Rent by reason of any damage or destruction of any portion of the Premises by reason of an insured or uninsured casualty.

18.Condemnation. Except as provided to the contrary in this Section 18, this Sublease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises, or any portion thereof, and Sublessee hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such taking. If during the Term all or substantially all (a “Complete Taking”) or a smaller portion (a “Partial Taking”) of the Premises is taken or condemned by any competent public or quasi-public authority, then (a) in the case of a Complete Taking, Sublessee may at its election made within thirty (30) days of the effective date of such Taking, terminate this Sublease and the current Rent shall be equitably abated as of the effective date of such termination, or (b) in the case of a Partial Taking, the Rent shall be abated to the same extent as the resulting diminution in Fair Market Value of the applicable portion of the Premises. The resulting diminution in Fair Market Value on the effective date of a Partial Taking shall be as established pursuant to Exhibit “E”. Sublessor alone shall be entitled to receive and retain any award for a taking or condemnation other than a temporary taking; provided, however, Sublessee shall be entitled to submit its own claim in the event of any such taking or condemnation with respect to the value of Sublessee’s Subleasehold interest in any portion of the Premises and/or the relocation costs incurred by Sublessee as a result thereof. In the event of a temporary taking of less than all or substantially all of the Premises, Sublessee shall be entitled to receive and retain any and all awards for the temporary taking and the Rent due under this Sublease shall be not be abated during the period of such temporary taking.

19.Indemnification.

19.1Sublessee agrees to protect, indemnify, defend and save harmless Sublessor and its respective members, managers, Affiliates, directors, officers, shareholders, agents and employees from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential or punitive damages) of any kind or nature, including reasonable attorneys’ fees, from any suits, claims or demands, on account of (a) the breach by Sublessee or any of its representations, warranties, covenants or other obligations hereunder, (b) any Protest, (c) all known and unknown Environmental Activities, Hazardous Materials Claims and violations by Sublessee of a Hazardous Materials Law in each case related to Sublessee’s use of any portion of the Premises on and after the Commencement Date, and (d) upon or following the Termination Date, the correction of all deficiencies of a physical matter identified by, and any liability assessed or asserted by, any governmental agency or Medicare or Medicaid providers, as applicable, as a result of or arising out of or in connection with Sublessee’s operation of the Facility or the related change in ownership inspection and audit (including any overpayment to any Medicare, Medicaid or other third party payor, as applicable). Upon receiving knowledge of any suit, claim or demand asserted by a third party that Sublessor believes is covered by this indemnity, it shall give Sublessee notice of this matter. If Sublessor does not elect to defend the matter with its own counsel at Sublessee’s expense, Sublessee shall then defend Sublessor at Sublessee’s expense (including Sublessor’s reasonable attorneys’ fees and costs) with legal counsel satisfactory to Sublessor.

19.2Landlord, Guarantor and Sublessor, jointly and severally, agree to protect, indemnify, defend and save harmless Sublessee Indemnitees and their respective members, managers, Affiliates, directors, officers, shareholders, agents and employees from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential or punitive damages) of any kind or nature, including reasonable attorneys’ fees, from any suits, claims or demands, on account of (a) the breach by Sublessor, Guarantor and/or Landlord of any of their respective representations, warranties, covenants or other obligations hereunder, (b) all known and unknown Environmental Activities, Hazardous Materials Claims and violations by Landlord, Sublessor or any prior operator of the Facility of a Hazardous Materials Law in each case related to any such person’s ownership, lease, use or operation of any portion of the Premises prior to the Commencement Date, and (c) for all periods prior to the Commencement Date, the correction of all deficiencies of a physical matter identified by, and any liability assessed or asserted by, any governmental agency or Medicare or Medicaid providers, as applicable, as a result of or arising out of or in connection with the Facility or any portion thereof or the related change in ownership inspection and audit (including any overpayment to any Medicare, Medicaid or other third party payor). Upon receiving knowledge of any suit, claim or demand asserted by a third party that Sublessee believes is covered by this indemnity, it shall give Landlord, Guarantor and Sublessor notice of this matter. If Sublessee does not elect to defend the matter with its own counsel at Landlord’s, Guarantor’s and Sublessor’s expense, Landlord, Guarantor and Sublessor shall then defend Sublessee at Landlord’s, Guarantor’s and Sublessor’s expense (including Sublessee’s reasonable attorneys’ fees and costs) with legal counsel satisfactory to Sublessee.

19.3Notwithstanding any provision in this Sublease to the contrary, Sublessee and its members, managers, Affiliates, directors, officers, shareholders, agents and employees shall not be responsible for any obligations, liabilities, damages, costs, expenses, losses or claims (including but not limited to fees and expenses of counsel to Sublessor) arising out of any Environmental Activities, Hazardous Materials Claims, violations of Hazardous Materials Laws, remediation of Hazardous Materials or other events described in Section 19.1 to the extent arising as a result of events occurring and conditions existing prior to the Commencement Date with respect to the Facility and such matters as disclosed or referenced in the existing phase one environmental site assessments obtained by Sublessor (each, a “Preexisting Environmental Condition”). Landlord, Guarantor and Sublessor shall, jointly and severally, indemnify, defend and save harmless Sublessee Indemnitees from and against any obligations, liabilities, damages, costs, expenses, losses or claims incurred by Sublessee Indemnitees (including fees and expenses of counsel) arising out of or in connection with any Preexisting Environmental Condition.

20.Disputes. If any party brings any action to interpret or enforce this Sublease, or for damages for any alleged breach, the prevailing party shall be entitled to reasonable attorneys’ fees and costs as awarded by the court in addition to all other recovery, damages and costs.

EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, INCLUDING RELATIONSHIP OF THE PARTIES, SUBLESSEE’S USE AND OCCUPANCY OF ANY PORTION OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.

21.Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Sublease shall be in writing and sent by personal delivery, U.S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Sublessee:	If to Sublessor:

Springfield, SNF, Inc.	2014 HUD Master Tenant, LLC
c/o MSTC Development, Inc.	c/o Regional Health Properties, Inc,
556 Niles Courtland Road, S.E.	454 Satellite Blvd.
Warren, Ohio 44484	Suite 100
Attn: President/CEO	Suwanee, Georgia 30024
Attn: CEO

With a copy to:

Rolf Goffman Martin Lang LLP 30100 Chagrin Boulevard, Suite 350 Cleveland, Ohio 44124 Attn: Ira S. Goffman, Esq.

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Sublessee shall be deemed notice to all co-Sublessees.

22.Intentionally Omitted.

23.Cooperation. Sublessee agrees that should Sublessor and Sublessor’s Affiliates desire to consolidate all of their Subleases with Sublessee and Sublessee’s Affiliates into one master Sublease, Sublessee shall cooperate with Sublessor and Sublessor’s Affiliates in so documenting such consolidation; provided, however, that Sublessee’s obligations thereunder shall not be increased as a result thereof.

24.Miscellaneous. This Sublease has been freely and fairly negotiated, and all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. While nothing contained in this Sublease should be deemed or construed to constitute an extension of credit by Sublessor to Sublessee, if a portion of any payment made to Sublessor is deemed to violate any applicable laws regarding usury, such portion shall be held by Sublessor to pay the future obligations of Sublessee as such obligations arise and if Sublessee discharges and performs all obligations hereunder, such funds will be reimbursed (without interest) to Sublessee within ten (10) days or if not so reimbursed, Sublessee may credit such amount against Rent on a dollar-for-dollar basis. If any part of this Sublease shall be determined to be invalid or unenforceable, the remainder shall nevertheless continue in full force and effect. Time is of the essence, and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a Saturday, Sunday or federal holiday, then such period or date shall be extended until the immediately following business day. Whenever the words “including”, “include” or “includes” are used in this Sublease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words day or days are used in this Sublease, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. The titles and headings in this Sublease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision. Unless otherwise expressly provided, references to any “Section” mean a section of this Sublease (including all subsections), to any “Exhibit” or “Schedule” mean an exhibit or schedule attached hereto or to “Medicare” or “Medicaid” include any successor program. If more than one Person is Sublessee hereunder, their liability and obligations hereunder shall be joint and several. Promptly upon the request of either party and at its expense, the parties shall prepare, enter into and record a suitable short form memorandum of this Sublease. This Sublease (a) contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior or contemporaneous verbal or written agreements or understandings, (b) may be executed in several counterparts, (including electronically mailed copies in portable document format (PDF)), each of which shall be deemed an original, but all of which shall constitute one and the same document, (c) may only be amended by a writing executed by the parties, (d) shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties; provided, however, that the indemnification obligations of any party hereunder shall survive any such assignment, (e) shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio, and (f) incorporates by this reference any Exhibits and Schedules attached hereto.

25.Non-Disturbance and Attornment. If the Lease Agreement shall expire or terminate during the term of this Sublease for any reason other than condemnation or destruction by fire or other casualty, or if Sublessor shall surrender the Lease Agreement to Landlord during the term of this Sublease, Landlord shall continue this Sublease with the same force and effect as if Landlord as lessor and Sublessee as lessee had entered into a lease as of such effective date for a term equal to the then unexpired term of this Sublease and containing the same provisions as those contained in this Sublease, provided that (i) the Lease Agreement was terminated pursuant to Sublessor’s default under the Lease Agreement, (ii) the default is of such a type that Sublessee can cure, and (iii) Sublessee in fact cures such default within thirty (30) days, where possible, or within a reasonable amount of time. In such event, Sublessor shall promptly transfer any remaining security deposit described in Section 3 of this Sublease to Landlord, If this Sublease is continued pursuant to this Section 25, Sublessee shall attorn to Landlord and Landlord and Sublessee shall have the same rights, obligations and remedies thereunder as were had by Sublessor and Sublessee hereunder prior to such effective date, respectively.

26.Terrorism/Govcrnmental Action. Sublessee warrants and represents to Sublessor that Sublessee is not, and shall not become, a person or entity with whom Sublessor is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any applicable law, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action, and is not and shall not knowingly engage in any dealings or transaction or otherwise knowingly be associated with such persons or entities.

27.Financial Covenant. Sublessee shall be required to comply with the following financial covenant: Maintaining a Lease Coverage Ratio of 1.0 to 1.0 for months 9 through 18 of the Initial Term, 1.15 to 1.0 for months 19 through 36 of the Initial Term and 1.25 to 1.0 thereafter. Such Lease Coverage Ratio will be tested on a quarterly basis beginning with the first full fiscal quarter ended after month 9 of the Initial Term and continuing each fiscal quarter thereafter through month 24 of the Initial Term. Notwithstanding the foregoing, if the Lease Coverage Ratio in months 13 through 24 of the Initial Term meets a minimum of 1.0 to 1.0 over either a trailing twelve-month testing period or a trailing three-month period, then there shall be no financial covenant default under this Section 27(a). After month 24 of the Initial Term, Sublessee must satisfy the Lease Coverage Ratio for a trailing twelve-month testing period tested quarterly beginning with the first full fiscal quarter ended of Sublessee after month 24 of the Initial Term.

28.[Intentionally Omitted].

29.[Intentionally Omitted].

30.Certain Conditions Precedent and Transitional Provisions. The provisions of this Section 30 shall govern and control over any contrary provisions of this Sublease.

30.1Certain Conditions Precedent.

30.1.1The effectiveness of this Sublease, Sublessor’s and Sublessee’s rights and obligations hereunder and the consummation of the transactions contemplated thereby are subject to satisfaction of the condition precedent that Sublessee has obtained the Required Authorizations (as defined below) for the Facility.

30.1.2Sublessee (“Applicant”), with respect to the Facility, shall file and submit all applications, petitions and other documents (collectively, the “Required Authorization Applications”) that are necessary or appropriate for it to obtain all of the Required Authorizations for the Facility. Applicant shall use its commercially reasonable efforts and due diligence to obtain the Required Authorizations for the Facility and shall promptly respond to any questions or information requests from any governmental authority responsible for or otherwise involved in the review of Required Authorization Applications. Upon Sublessor’s written request, Applicant shall furnish to Sublessor copies of all Required Authorization Applications and any correspondence or other written documentation received from or delivered to any governmental authority responsible for or otherwise involved in the review of Required Authorization Applications.

30.1.3Sublessor shall cooperate reasonably, and cause Exiting Operator to cooperate reasonably, with Applicant’s aforesaid efforts to obtain and maintain the Required Authorizations. Relative to the foregoing, each of Sublessor, Exiting Operator and Applicant, as applicable, shall (1) furnish upon request to each other such further information, (2) execute and deliver to each other such other documents and (3) do such other acts and things, all as the other party may reasonably request, for the purpose of obtaining and maintaining the Required Authorizations for the Facility.

30.1.4The term “Required Authorizations” shall mean, with respect to the Facility, such consents, approvals and other assurances, oral or written, as are, under local custom and practice, customarily obtained from state licensing authorities by reasonable operators of facilities like the Facility, acting in good faith, before such an operator takes possession of, and begins to operate, a facility like the Facility. By way of example and without limitation of the foregoing, in the event that Applicant receives permission from the applicable state licensing authorities to assume operational control of a particular Facility prior to the issuance of a non-provisional or non-conditional license for such Facility (e.g., due to a state licensing authority’s requirement that a survey of Applicant’s operations at the Facility be completed prior to the issuance of a non-provisional or non-conditional license) and, under local custom and practice, reasonable operators of facilities like the Facility customarily take possession of, and begin to operate, facilities like the Facility on the basis of such permission, then, for purposes of this Section 30.1, the date of such permission would be treated as the date that Applicant obtained the Required Authorizations for the Facility; provided, however, that if Applicant provides written correspondence from state licensing authorities indicating that additional documentation is required to obtain the Required Authorizations, then in no event shall the Required Authorizations be deemed to have been obtained by Applicant.

30.2Additional Conditions Precedent. The effectiveness of this Sublease, Sublessor’s and Sublessee’s rights and obligations hereunder and the consummation of the transactions contemplated thereby are subject to satisfaction of each of the following conditions precedent for the Facility:

30.2.1The closing of the transactions and other agreements contemplated by the Operations Transfer Agreement, including, but not limited to, the timely filing of the 45-day change of operator notice provided by Exiting Operator and Sublessee ;

30.2.2An Estoppel, Non-Disturbance and Attornment Agreement executed by Landlord in favor of Sublessee, in such form and substance reasonably acceptable to Sublessee;

30.2.3Evidence of the termination of all of the Exiting Operator’s right to occupy the Premises and operate in the Business, in form and substance reasonably acceptable to Sublessee;

30.2.4Evidence of escrow and reserves held by Facility Mortgagee and compliance with Facility Mortgage Documents and conditions of use of reserves regarding same, in form and substance reasonably acceptable to Sublessee

30.2.5A copy of the certificate of occupancy relating to the Facility, in form and substance acceptable to Sublessee to obtain licensure for the Facility;

30.2.6The concurrent closing of the Affiliated Subleases and all required HUD TPA approvals with respect thereto, as applicable;

30.2.7Sublessee obtaining the working capital line of credit secured by Sublessee’s accounts receivable from the Facility and execution and delivery by Sublessor, and Sublessor’s Facility Mortgagee if required, of an intercreditor agreement in such form and substance required by such working capital lender;

30.2.8Notwithstanding any provision hereof, Sublessee shall have the right to terminate this Sublease without penalty or cost, in Sublessee’s sole and absolute discretion, at any time within forty-five (45) days following the Execution Date upon written notice to Sublessor. If Sublessee exercises the termination right provided in the preceding sentence, Sublessor’s Affiliates or Sublessee’s Affiliates shall have the right but not the obligation to terminate any or all of the Affiliated Subleases upon written notice to the applicable sublessees or sublessors; and

30.2.9A Subordination, Non-Disturbance and Attornment Agreement executed by each Facility Mortgagee in favor of Sublessee, in such form and substance reasonably acceptable to Sublessee.

30.2.10HUD Cap Ex Account. Sublessor and Landlord, jointly and severally, represent and warrant to Sublessee that the balance in the capital improvements reserve account required to be maintained under the documents evidencing the HUD Loan relating to the Leased Premises (the "HUD Cap Ex Account") as of the Execution Date is $417,032.00 (the “HUD Cap Ex Balance”). From and after the Commencement Date, Sublessee shall pay as Additional Rent due hereunder to Sublessor or the servicer of the HUD loan, as applicable, the required monthly payment to the HUD Cap Ex Account in the amount of $5,528.00. From time to time in Sublessee’s discretion, Sublessee shall submit all HUD required documentation of work performed and amounts incurred for qualifying expenditures in connection with the Leased Premises in support of a request for reimbursement from the HUD Cap Ex Account. Sublessor and Landlord agree to cooperate in good faith and use commercially reasonable efforts to timely obtain HUD approval of reimbursement from the HUD Cap Ex Account relating to such HUD submission, including, but not limited to, submitting such additional documents required by HUD. Upon HUD approval and reimbursement for qualifying expenditures, Sublessor or Landlord, as applicable, jointly and severally, shall within five (5) business days pay to Sublessee the amount received by Sublessor or Landlord, as applicable, from the HUD Cap Ex Account for such qualifying expenditures submitted, and if any such payment from the HUD Cap Ex Account is not timely paid as set forth above, such delinquent amount shall be accessed payment premium in the amount of eight percent (8%) of said delinquency, as liquidated damages and not as a penalty, it being agreed that said premium amount represents a reasonable estimate of the probable damages to Sublessee as a result of such timely failure to pay, and Sublessor and Landlord hereby each waives any and all rights to contest or bring an action with respect to such required payment and premium. In addition, Sublessor and Landlord agree that in the event the HUD reserves being paid monthly by Sublessee hereunder meet the total maximum HUD reserves required by HUD, Sublessee shall not be required to pay any additional monthly HUD reserves under this Sublease.

30.2.11HUD Addendum. Sublessor, Landlord and Sublessee shall execute and deliver an Addendum to Operating Lease (HUD Form 91116-ORCF) and any and all other documents required by HUD in connection with HUD’s approval of Sublessee as the operator of the Facility, in form and substance reasonably acceptable to Sublessee.

[Signatures on Following Pages]

IN WITNESS WHEREOF, this Sublease has been executed by Sublessor and Sublessee as of the date first written above.

SUBLESSOR:

2014 HUD MASTER TENANT, LLC
a Georgia limited liability company

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	Manager

STATE OF	Georgia	:
		:	ss
COUNTY OF	Gwinnett	:

The foregoing instrument was acknowledged before me this 3rd day of December, 2018, by Brent Morrison, the Manager of RMC HUD Master Tenant, LLC, a Georgia limited liability company, on behalf of the company.

K N. Parker
Notary Public

Commission
Expiration:	4/16/20

[Signature Page Continues]

SUBLESSEE:

SPRINGFIELD SNF, INC.,
an Ohio corporation

By:	/s/ Michael P. Slyk
Name:	Michael P. Slyk
Title:	President

STATE OF OHIO		:
		:	ss
COUNTY OF	Trumbull	:

The foregoing instrument was acknowledged before me this 30 day of, November, 2018, by Michael P. Slyk, the President of Springfield SNF, Inc., an Ohio corporation, on behalf of the corporation.

Tracie a. Katzenberger
Notary Public Tracie a. Katzenberger
Commission
Expiration:	6-26-2021

[Signature Page Continues]

The undersigned Landlord hereby executes this Sublease for the sole purpose of consenting to the Sublease as required under the Lease and for purposes of becoming a party to and agreeing to Sections 2.6, 2.7, 3.4, 8.1, 11, 14.5, 15.3, 19.2, 19.3, 25, 30.2.10 and 30.2.11 hereof.

LANDLORD:

WOODLAND MANOR PROPERTY HOLDINGS, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	Manager

STATE OF	Georgia	:
		:	ss
COUNTY OF	Gwinnett	:

The foregoing instrument was acknowledged before me this 3rd day of December, 2018, by Brent Morrison, the Manager of Woodland Manor Property Holdings, LLC, a Georgia limited liability company, on behalf of the company.

K N. Parker
Notary Public
Commission
Expiration:	4/16/20

The undersigned Guarantor hereby executes this Sublease for the sole purpose of becoming a party to and agreeing to Sections 2.6, 2.7, 3.4, 8.1, 14.5, 19.2 and 19.3.

GUARANTOR:

REGIONAL HEALTH PROPERTIES, INC.,
a Georgia corporation

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	Interim CEO

STATE OF	Georgia	:
		:	ss
COUNTY OF	Gwinnett	:

The foregoing instrument was acknowledged before me this 3rd day of December,2018, by Brent Morrison, the Interim CEO of Regional Health Properties, Inc., a Georgia corporation, on behalf of the corporation.

K N. Parker
Notary Public
Commission
Expiration:	4/16/20

List of Exhibits

Exhibit A-1:	Legal Description

Exhibit A-2:	Sublessor Personal Property

Exhibit B:	Certain Definitions

Exhibit C:	Financial, Management and Regulatory Reports

Exhibit D:	Fair Market Reset Rent

Exhibit E:	Fair Market Value

Exhibit F:	Affiliated Subleases

Exhibit G:	Calculated Rent

Exhibit H:	Consulting Services Agreement

List of Schedules

Schedule 7.1: Licensed Beds

EXHIBIT “A-1”

LEGAL DESCRIPTION

Real property in the City of Springfield, County of Clark, State of Ohio, described as follows:

Parcel I:

Lying in Section 20, Town 5, Range 10, City of Springfield, Moorefield Township, Clark County, Ohio.

Being all of that tract of land in the name of Woodland Manor Limited Partnership, an Ohio limited partnership, as deeded and described in Official Record Book 423, Page 345 of the Clark County records of deeds and being more particularly described as follows:

Beginning for reference at a PK nail set over a stone at the intersection of centerlines of Villa Road (100 feet wide) and Middle Urban Road (100 feet wide);

Thence, with the centerline of Villa Road, N 85° 34’ 25” W. a distance of 319.73 feet to a railroad spike set;

Thence, N 4° 24’ 08” E. 50.00 feet to a 5/8" iron rod set at the true point of beginning;

Thence, with the lines of the Eaglewood Villa, Ltd. 4.522 acre tract (Vol. 803, Page 795) the following thirteen courses:

N. 4° 24’ 08” E. a distance of 130.99 feet to a railroad spike set;

N. 31° 04’ 08” E. a distance of 47.50 feet to a PK nail set in a drill hole in concrete;

N. 58° 51’ 45” W. a distance of 82.58 feet to a point against the East wall of the Eaglewood Villa, Ltd. building, passing a 5/8” iron rod set at 80.58 feet;

N. 30° 58’ 34" E. with the East face of said wall, a distance of 47.00 feet to a point at an angle in the wall;

S. 59° 00’ 13" E. with a South face of the Eaglewood Villa, Ltd. wall, a distance of 43.89 feet to a point at an angle in the said wall;

N. 30° 59’ 47” E. a distance of 15.00 feet to a PK nail set in a drill hole in concrete passing the North wall of the Woodland Manor Limited Partnership building at 13.70 feet;

S. 59° 00’ 13" E. parallel and 1.30 feet North from a North wall of the Woodland Manor Limited Partnership building, a distance of 23.00 feet to a PK nail set in a drill hole in concrete;

N. 30° 59’ 47” E. parallel and 0.67 feet West from a West wall of the Woodland manor Limited Partnership building, a distance of 56.32 feet to a 5/8” iron rod set;

EXHIBIT “A-1”

LEGAL DESCRIPTION - CONTINUED

N. 21° 37’ 11” W. a distance of 49.06 feet to a PK nail set in a concrete sidewalk;

With a curve to the right having a radius of 134.42 feet, a central angle of 43° 08’ 34” and a chord distance of 98.84 feet bearing N. 80° 38’ 28” E. an arc distance of 101.22 feet to a 5/8” iron rod set;

With a curve to the right having a radius of 234.00 feet, a central angle of 16° 37’ 25” and a chord distance of 67.65 feet bearing S. 69° 28’ 47” E. an arc distance of 67.89 feet to a 5/8” iron rod set;

With a curve to the right having a radius of 175.00 feet, a central angle of 23° 44’ 33” and a chord distance of 72.00 feet bearing S. 73° 02’ 10” E. an arc distance of 72.52 feet to a 5/8” iron rod set;

S. 84° 54’ 26” E. a distance of 13.81 feet to a 5/8” iron rod set, passing a 5/8” iron rod set at 3.81 feet;

Thence with the West line of the City of Springfield, Ohio’s 1.111 acres (Volume 305, Page 892), S. 5° 02’ 50” W. a distance of 319.58 feet to a 5/8” iron rod set;

Thence with the North lie of the City of Springfield, Ohio’s 1.111 acres N. 85° 34’ 25” W. a distance of 280.29 feet to the place of beginning;

Containing 2.128 acres o which 0.073 acre is within the street rights-of-way.

The basis for bearing is based upon the centerline of Middle Urban Road being S. 5° 02’ 50” W, and all other bearing are from angles and distances measured in a field survey by Lee Surveying and Mapping Company on June 22, 1993.

Description prepared by Jeffrey I. Lee, Professional Surveyor 6359, on June 21, 1993.

Parcel II:

Together with Easements as contained in Reciprocal Easement Agreement by and between Woodland Manor Property Holdings, LLC and Eaglewood Property Holdings, LLC, dated December 30, 2011 and recorded at Deed Book 1948, Page 2414, Clark County, Ohio, Records.

EXHIBIT A-2

SUBLESSOR PERSONAL PROPERTY

“Sublessor Personal Property” means: (i) all personal property used in the operation or management of the Facility, including machinery, equipment, furniture, furnishings, beds, computers, signage, trade fixtures or other personal property and consumable inventory and supplies, including any and all such personal property replaced by Sublessee or required by the state in which the Facility is located or any other governmental entity to operate the Facility, and (ii) all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Facilities; provided, however, that Sublessor Personal Property shall not include: (a) any vehicles or computer software used in connection with the operation of the Facilities, (b) any equipment leased or subleased by Sublessee from third parties, which equipment is not a replacement of what would otherwise be Sublessor Personal Property, (c) any proprietary intangible personal property of Sublessee, (d) any Sublessee Property, or (e) any personal property encumbered by indebtedness which any Key Principal is personally liable for by guaranty or otherwise (the personal property set forth in clauses (a) through (e) above shall constitute “Sublessee Property” (as defined in Section 9 of the Sublease)).

EXHIBIT “B”

CERTAIN DEFINITIONS

For purposes of this Sublease, the following terms and words shall have the specified meanings:

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the first Person.

“Affiliated Subleases” shall mean those certain subleases identified on Exhibit “F” attached hereto between affiliates of Sublessor, as sublessors, and affiliates of Sublessee, as sublessees.

“Alterations” shall mean any additions, installations, substitutions or improvements to the Facility made or to be made by Sublessee after its acceptance of the Facility.

“Base Rent Escalator” shall mean the change in the CPI over the previous twelve (12) month period, computed by using the most recently published CPI and the CPI published twelve (12) months earlier; provided, however, that for purposes hereof, in no event shall such change in CPI be less than one (1%) or greater than two and one-half percent (2.5%). For purposes of illustration, if CPI at December 1, 2021 is 2.5% and the CPI at December 1, 2022 is 3.5%, then the difference in 2022 CPI compared to 2021 CPI is 1.0%, and therefore the escalator percent would be 1% for the upcoming year.

“Business” shall mean the business and operation of the Facility and all financial activities and other matters related thereto.

“Calculated Rent” shall mean during Months seven (7) through thirty-six (36) the amount set forth on Exhibit “G” attached hereto.

“Control” shall mean, as applied to any Person, the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“CPI” shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average, All Items, Not Seasonally Adjusted, as published by the United States Department of Labor, Bureau of Labor Statistics of the United States Department of Labor. In the event such index is discontinued, comparable statistics in the purchasing power of the consumer dollar, as published at the time of said discontinuance by a responsible financial authority shall be selected at the Sublessor’s reasonable discretion and shall be used in lieu of such index.

“Debt Service Rent” shall mean the amount of $29,290.00.

“Environmental Activities” shall mean the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from any portion of the Premises or located on or present on or under any portion of the Premises.

“Exiting Operator” shall mean EW SNF, LLC d/b/a Eaglewood Care Center.

“Facility Interest Expense” shall mean, for any period, the sum of (i) total interest expense for such period, plus (ii) for such period, fees with respect to Sublessee’s outstanding indebtedness including capitalized interest, but excluding commissions, discounts and other fees owed with respect to Letters of Credit and bankers’ acceptance financing, all calculated in connection with the Business.

“Facility Mortgage” shall mean any mortgage, deed of trust or other security agreement or lien encumbering the Premises or any portion thereof and securing an indebtedness of Sublessor or any Affiliate of Sublessor with respect to the Facility, or any ground, building or similar Sublease or other title retention agreement to which the Premises or any portion thereof is subject from time to time.

“Facility Net Income” shall mean, for any period, the net income (or loss) of the Business.

“Facility Mortgagee” shall mean the holder or beneficiary of a Facility Mortgage and any other rights of the lender, credit party or lessor under the applicable Facility Mortgage Documents.

“Facility Mortgage Documents” shall mean with respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan or credit agreement, Sublease, note, collateral assignment instruments, guarantees, indemnity agreements, bond documents and other documents or instruments evidencing, securing or otherwise relating to the Ioan made, credit extended, Sublease or other financing vehicle pursuant thereto with respect to the Facility.

“Fair Market Reset Rent” shall mean the annual fair market rental value of the Facility, as agreed to by Sublessor and Sublessee, or if the parties are not able to agree within ten (10) days after the Renewal Notice, the amount determined in accordance with the procedures set forth on Exhibit “D” attached hereto.

“Hazardous Materials” shall mean (a) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to any portion of the Premises or to Persons on or about any portion of the Premises or cause any portion of the Premises to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is friable; (c) urea formaldehyde in foam insulation or any other form; (d) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (e) medical wastes and biohazards not disposed of in accordance with applicable law; (f) radon gas; and (g) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of any portion of the Premises or the owners and/or occupants of property adjacent to or surrounding any portion of the Premises, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

“Hazardous Materials Claims” shall mean any and all enforcement, clean up, removal or other governmental or regulatory actions or orders pending, threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made, pending or threatened by any third party against any portion of the Premises, Sublessor or Sublessee relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” shall mean any laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.

“Issuer” shall mean a financial institution satisfactory to Sublessor issuing the Letter of Credit and such Issuer’s successor and assigns. Any Issuer shall be rated A or better by Standard & Poor’s Ratings Group, A2 or better by Moody’s Investor Services, Inc., or, if not rated by either of the foregoing agencies, an equivalent rating by Fitch Inc. or other nationally recognized rating agency at all times throughout the Term.

“Key Principals” shall mean Tim Chesney, Michael Slyk and Dan D’Amico.

“Lease Coverage Ratio” shall mean a fraction, the numerator of which is “Adjusted EBITDAR” and the denominator of which is Base Rent. “Adjusted EBITDAR” shall mean, for any period, the Facility Net Income for such period plus, without duplication, to the extent deducted in determining Facility Net Income, the sum of (i) Facility Interest Expense for such period, plus (ii) expense for income taxes paid or accrued for such period, plus (iii) all amounts attributable to the amount of the provision for depreciation and amortization for such period, plus (iv) the amount of other non-cash charges (other than the write-down of current assets for such period (as determined in accordance with GAAP), plus (v) Base Rent for such period, plus (vi) capital expenditures of $500 per bed (per annum) for such period (the parties recognizing and agreeing that such capital expenditures are not typically included in the definition of EBITDAR but will be for purposes of the definition of Lease Coverage Ratio), plus (vii) extraordinary losses for such period (as determined in accordance with GAAP), minus, to the extent included in Facility Net Income for such period, extraordinary gains for such period (as determined in accordance with GAAP), all calculated in connection with the Business.

“Letter of Credit” shall mean an irrevocable and transferrable letter of credit issued by an Issuer in favor of Sublessor as security for Sublessee’s obligations under this Sublease and in form acceptable to Sublessor, together with amendments thereto or replacements or substitutions thereof.

“Occupancy” shall mean, with respect to the Premises, the percentage of (a) total patient days relating to such Facility for any reporting period divided by (b) the product of (i) the number of licensed beds and (ii) the total days in such reporting period.

“Operations Transfer Agreement” means that certain Agreement to Transfer Operations and Related Assets dated October 16, 2018 by and between, inter alios, Exiting Operator and Sublessee.

“Permitted Liens” shall mean (i) liens granted to Sublessor or any Affiliate of Sublessor, (ii) liens customarily incurred by Sublessee in the ordinary course of business for items not delinquent, (iii) liens for Taxes not yet due and payable, (iv) any lien, charge or encumbrance which is being contested in good faith pursuant to the terms of this Sublease, (v) all easements, liens, encumbrances, restrictions, agreements and other title matters existing as of the Execution Date, (vi) purchase money financing and capitalized equipment leases for the acquisition of personal property for any such financing where the original cost of the equipment financed exceeds $50,000 (except for bulk equipment financing which does not exceed $100,000 and except in the case of a facility van or bus there shall be no dollar limitation as long as the purchase or lease is usual and customary for skilled nursing facilities in the State of Ohio), (vii) any easement granted by Sublessor, in Sublessor’s discretion, at the request of Sublessee which is necessary to (A) obtain utilities or other services for the Facilities in the ordinary course of Sublessee’s business or (B) satisfy requests from local authorities in respect of, without limitation, township projects; (viii) liens that may be filed as a result of Sublessor’s acts or omissions; and (ix) liens granted to Sublessee’s working capital lender.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, governmental authority, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Reset Rent” shall mean an amount equal to the greater of: (i) the product of the Base Rent during the immediately preceding Sublease Year multiplied by the Base Rent Escalator or (ii) the Fair Market Reset Rent for the applicable Sublease Year.

EXHIBIT “C”

FINANCIAL, MANAGEMENT AND REGULATORY REPORTS

REPORT	DUE DATE

Monthly financial reports concerning the Business at the Facility consisting of:

(1)    a reasonably detailed income statement showing, among other things, gross revenues;

(2)    total patient days;

(3)    Occupancy; and

(4)    payor mix.

(All via e-mail to clinton.cain@regionalhealthproperties.com)

Forty-Five (45) days after the end of each calendar month

Monthly census reports concerning the Facility

(via e-mail to clinton.cain@regionalhealthproperties.com)

[To extent this information is contained in monthly financial reports it will not be necessary to provide duplication here]

Thirty (30) days after the end of each calendar month

Monthly accounts payable report concerning the Facility consisting of a list and aging report of all payables owed by the Facility to all parties

(via e-mail to clinton.cain@regionalhealthproperties.com)

Thirty (30) days after the end of each calendar month

Quarterly litigation summaries of Sublessee to the extent that any such litigation is reasonably expected to result in a material adverse effect on Sublessee or the Facility and is not covered by insurance and diligently defended

(via e-mail to clinton.cain@regionalhealthproperties.com)

Thirty (30) days after the end of each quarter of the fiscal year of Sublessee

Annual financial statements of Sublessee and each sublessee under the Affiliated Subleases compiled by a reputable certified public accounting firm

(via e-mail to clinton.cain@regionalhealthproperties.com)

One hundred twenty (120) days after the fiscal year end of Sublessee

Regulatory reports with respect to the Facility to the extent that any such report or survey is reasonably expected to result in a material adverse effect on Sublessee or the Facility, as follows:

(1)    all federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Sublessee as to any portion of the Premises and any portion of the Business, including state department of health licensing surveys;

(2)    Medicare and Medicaid certification surveys;

and

Ten (10) business days after receipt
(3) life safety code reports.

Reports of regulatory violations, by written notice of the following:

(1)    any material violation of any federal, state or local licensing or reimbursement certification statute or regulation, including Medicare or Medicaid, to the extent that any such violation is reasonably expected to result in a material adverse effect on Sublessee or the Facility;

(2)    any material suspension, termination or restriction placed upon Sublessee or any portion of the Premises, the operation of any portion of the Business or the ability to admit residents or patients, which violation is not reasonably expected to be resolved in favor of Sublessee or the Facility within forty-five (45) days; or

(3)    any violation of any other permit, approval or certification in connection with any portion of the Premises or any portion of the Business, by any federal, state or local authority, including Medicare or Medicaid, to the extent that any such violation is reasonably expected to result in a material adverse effect on Sublessee or the Facility.

Seven (7) business days after receipt
Cost Reports for the Facility	Fifteen (15) days after filing
Monthly Balance Sheet of Sublessee	Thirty (30) days after the end of each calendar month
Annual Budget for the Facility	No later than January 1 of each calendar year
Accounts Receivable Aging by payor type for the Facility	Thirty (30) days after the end of each calendar month

EXHIBIT “D”

FAIR MARKET RESET RENT

1.If Sublessor and Sublessee are unable to agree upon the Fair Market Reset Rent within the applicable period provided in this Sublease, each party shall within ten (10) days after written demand by the other select one (1) MAI Appraiser to participate in the determination of Fair Market Reset Rent. Within ten (10) days after such selection, the MAI Appraisers so selected by Sublessor and Sublessee shall select a third MAI Appraiser (the “Third Appraiser”). In the event either Sublessor or Sublessee fails to select a MAI Appraiser within the time period set forth above, the MAI Appraiser selected by the other party shall alone determine the Fair Market Reset Rent as if it was the Third Appraiser.

2.The Third Appraiser, within ten (10) days after its appointment, shall (i) hear the Sublessor and Sublessee and their respective witnesses and MAI Appraisers, and each of Sublessor and Sublessee shall, upon the conclusion of both presentations, be required to simultaneously submit a proposal (the “Fair Market Reset Rent Proposal”) setting forth the party’s proposed determination of the Fair Market Reset Rent, and (ii) examine the records relating to the facility and such other documents and records as may, in its judgment, be necessary to determine Fair Market Reset Rent.

3.If the Sublessee’s Fair Market Reset Rent Proposal is higher than the Sublessor’s Fair Market Reset Rent Proposal, the Fair Market Reset Rent shall be the Sublessor’s Fair Market Reset Rent Proposal.

4.If the Sublessor’s Fair Market Reset Rent Proposal is higher than the Sublessee’s Fair Market Reset Rent Proposal, then within ten (10) days after the foregoing hearing, the Third Appraiser shall set the Fair Market Reset Rent. In setting the Fair Market Reset Rent, the Third Appraiser shall select, in its entirety, without modification, the Fair Market Rent Proposal submitted by either Sublessor or Sublessee as the Fair Market Reset Rent, whichever the Third Appraiser believes most accurately reflects the fair market rental value per annum for the Facilities.

5.The fees and expenses of any appraisal pursuant to this Exhibit “D” shall be borne by the parties equally, but each party shall bear the expense of its own attorneys and experts and the additional expenses of presenting its own proof.

6.The Third Appraiser shall not have the power to add to, modify or change any of the provisions of this Sublease. After a determination has been made of the Fair Market Reset Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Reset Rent, but the failure to so execute and deliver any such instrument shall not affect the determination of Fair Market Reset Rent.

7.Fair Market Reset Rent shall be determined based only upon (i) the financial records of the Facility and (ii) similarly situated Facilities (e.g., size, location, competition, governmental rankings, census and available financial data) located in Ohio.

“MAI Appraiser” shall mean an independent appraiser who has substantial experience in performing appraisals of properties similar to the applicable Property and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is reasonably approved by Sublessor and Sublessee.

EXHIBIT “E”

FAIR MARKET VALUE

“Fair Market Value” means the fair market value of the Premises or applicable portion thereof on a specified date as agreed to by the parties, or failing such agreement within ten (10) days of such date, as established pursuant the following appraisal process. Each party shall within ten (10) days after written demand by the other party select one MAI Appraiser to participate in the determination of Fair Market Value. For all purposes under this Lease, the Fair Market Value shall be the fair market value of the Premises or applicable portion thereof unencumbered by this Lease. Within ten (10) days of such selection, the MAI Appraisers so selected by the parties shall select a third (3rd) MAI Appraiser. The three (3) selected MAI Appraisers shall each determine the Fair Market Value of the Premises or applicable portion thereof within thirty (30) days of the selection of the third appraiser. . Tenant shall pay the fees and expenses of any MAI Appraiser it retains pursuant to this Exhibit. Landlord shall pay the fees and expenses of any MAI Appraiser it retains pursuant to this Exhibit. Each party shall pay half the fees and expenses of the third MAI Appraiser selected by the respective MAI Appraisers selected by each of the parties.

If either party fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value of the Premises or applicable portion thereof in accordance with the provisions of this Exhibit and the Fair Market Value so determined shall be binding upon the parties. If the MAI Appraisers selected by the parties are unable to agree upon a third (3rd) MAI Appraiser within the time period set forth in the foregoing paragraph, either party shall have the right to apply to the presiding judge of the court of original trial jurisdiction in the county in which the Premises or applicable portion thereof are located to name the third (3rd) MAI Appraiser. The cost of such application to the presiding judge shall be equally shared by the parties.

Within five (5) days after completion of the third (3rd) MAI Appraiser’s appraisal, all three (3) MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value of the Premises or applicable portion thereof. If a majority are unable to determine the fair market value at such meeting, the three (3) appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Fair Market Value. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be such Fair Market Value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such Fair Market Value. In any event, the result of the foregoing appraisal process shall be final and binding.

“MAI Appraiser” shall mean an appraiser licensed or otherwise qualified to do business in the state(s) where the Premises or applicable portion thereof are located and who has substantial experience in performing appraisals of facilities similar to the Premises or applicable portion thereof and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord.

EXHIBIT “F”

AFFILIATED SUBLEASES

1.Sublease between Eaglewood Village, LLC and Springfield Clark ALF, Inc. regarding the 95-bed licensed Eaglewood Village assisted living facility, operated as an 80-unit apartment facility, located at 3001 Middle Urbana Road, Springfield, Ohio 45502 (the “Eaglewood ALF Affiliated Sublease”).

2.Sublease between RMC HUD Master Tenant, LLC and Sidney SNF, Inc. regarding the 62-bed licensed and 50-bed Medicare and Medicaid certified Pavilion Care Center skilled nursing home located at 705 Fulton Street, Sidney, Ohio 45365.

3.Sublease between RMC HUD Master Tenant, LLC and Greenfield SNF, Inc. regarding the certain 50-bed licensed and 50-bed Medicare and Medicaid certified Hearth & Care at Greenfield skilled nursing home located at 238 South Washington Street, Greenfield, Ohio 45123.

4.Sublease between Regional Health Properties, Inc. and Miami Cov SNF, Inc. regarding the 106-bed licensed and 100-bed Medicare and Medicaid certified Covington Care Center skilled nursing home located at 75 Mote Drive, Covington, OH 45318.

EXHIBIT “G”

CALCULATED RENT

Occupancy (%) Based on average occupancy for the prior calendar month using total number of licensed beds	Eaglewood Care Center Calculated Rent per month for months seven through thirty-six of the Initial Term
88%	$67,000.00
86%	$67,000.00
84%	$67,000.00
82%	$67,000.00
80%	$63,333.00
78%	$59,667.00
76%	$56,000.00
74%	$52,333.00
72%	$48,667.00
70%	$45,000.00
68%	$41,333.00
66%	$37,667.00
<64%	$34,000.00

EXHIBIT “H”

[Attach copy of form of Consulting Services Agreement]

SCHEDULE 7.1: LICENSED BEDS

Ohio Department of Health: 113 licensed beds

Medicare and Medicaid: 99 certified beds

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